EXHIBIT 99.1

June 5, 2013
For Immediate Release

Urologix to Transfer from NASDAQ to the OTCQB Marketplace

MINNEAPOLIS —June 5, 2013— Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office BPH therapy, announced today that its Board of Directors has authorized the transfer of the Company’s common stock from The NASDAQ Capital Market (“NASDAQ”) to OTC Markets Group’s OTCQB Marketplace (“OTCQB”). Urologix expects that its stock will begin trading on the OTCQB under the ticker symbol “ULGX” effective June 7, 2013. As of that date, investors and other interested parties will be able to view Real Time Level II stock quotes at http://www.otcmarkets.com/stock/ULGX/quote. The OTCQB marketplace includes more than 3,100 securities representing U.S. companies that are current in their reporting requirements with the Securities and Exchange Commission or U.S. banking regulators.

As previously reported, the Company’s stock was subject to delisting from The NASDAQ Stock Market as the Company is not in compliance with the $1.00 minimum bid price requirement set forth in Rule 5550(a)(2). In addition, the Company also is not in compliance with the NASDAQ minimum shareholders’ equity requirement of $2.5 million. The Company attended a hearing before the NASDAQ Listing Qualifications Panel (“the Panel”) to seek additional time to address both compliance issues. On April 16, 2013, the Company received notification that the Panel had extended the Company’s compliance period until June 17, 2013 to cure the minimum bid price deficiency and provided until September 30, 2013 to regain compliance with the shareholders’ equity requirement. To regain compliance with the minimum bid price requirement, the closing bid price of the common stock would need to be at least $1.00 per share for a minimum of ten consecutive business days prior to June 17, 2013. On or before September 30, 2013, the Company would be required to evidence shareholders’ equity above $2.5 million and satisfy the Panel of its ability to evidence compliance in each of its quarterly and annual reports to be filed through September 30, 2014.

The decision to move the Company’s common stock to the OTCQB was made following the Board of Director’s detailed review of numerous factors. The review included evaluating the advantages and disadvantages of effecting a reverse stock split in order to regain compliance with NASDAQ’s continued listing requirements with the conclusion that doing so was not in the Company’s or its shareholders’ best interests at this time, especially given the remaining shareholders’ equity compliance issue. The move to the OTCQB does not change the Company’s reporting obligations with the Securities and Exchange Commission under applicable federal securities laws. Accordingly, the Company will continue to file its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

“As a result of our current stock price, Urologix failed to meet the NASDAQ listing requirements and faces a pending delisting from The NASDAQ Capital Market”, stated Greg Fluet, CEO. “Our transfer to the OTCQB Marketplace will provide our shareholders with a seamless transition in the trading of Urologix shares. Importantly, this decision allows the Company to allocate valuable resources towards higher-return endeavors, specifically our exciting strategic growth initiatives. We continue to focus on improving our operating and financial performance and believe that as we demonstrate progress on these objectives our market capitalization will reflect the improving results.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms.  Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Urologix Investor Relations Contact

Brian Smrdel

(763) 475-7696

Bsmrdel@urologix.com

Urologix Media Contact

Karen Jackson

(513) 484-2987

Kjackson@urologix.com

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s ability to maintain its listing on The NASDAQ Stock Market, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other documents filed with the Securities and Exchange Commission.